Exhibit 10.7

ABN AMRO Capital USA LLC

100 Park Avenue

17th Floor

New York

NY 10017, USA

To:       Baltic Wasp Limited

Copy:  Genco Shipping & Trading Limited

Baltic Trading Limited

Baltic Hornet Limited

19 August 2016

Dear Sirs

Secured loan agreement dated 8 October 2014  (as amended and supplemented by a first supplemental agreement dated 14 July 2015 and a further supplemental letter dated 31 December 2015, the "Loan Agreement") made between Baltic Wasp Limited as borrower (the "Borrower"), the financial institutions listed in Schedule 1 to the Loan Agreement as lenders, ABN AMRO Capital USA LLC, as MLA, ABN AMRO Capital USA LLC, as agent (acting in that capacity, the "Agent"), ABN AMRO Capital USA LLC, as security agent (acting in that capacity, the "Security Agent"), ABN AMRO Bank N.V. Singapore Branch, as Sinosure Agent and ABN AMRO Bank N.V., as swap provider

1            Definitions

1.1          In this letter:

"Enforcement Action" means:

(a)          in relation to any Liabilities:

(i)          the acceleration of any Liability or the making of any declaration that any Liabilities are due and payable or payable on demand;

(ii)         any demand against any Group Member under any security, guarantee or surety provided of that Group Member;

(iii)        the exercise of any right of set-off, account combination or payment netting against any Group Member in respect of any Liabilities other than ordinary netting under any swap or derivative contract; and

(iv)        the premature termination or close-out of any swap or derivative transaction under any swap or derivative contract entered into with any Group Member;

(b)        the taking of any steps to enforce or require the enforcement of any Encumbrance granted by any Group Member in any collateral under the Loan Agreement, the Hornet Credit Facility or the Other Credit Agreements (including arrest of the relevant vessel or other enforcement of the relevant mortgage, the crystallisation of any floating charge or redirecting the earnings of the relevant vessel or the other assets of any Group Member), except for any enforcement of assignment of insurances in relation to a total loss or other significant insured event;  or

(c)          the petitioning or applying for any Insolvency Proceedings.

"Group" means the Parent and each of the Subsidiaries, and a "Group Member" means any of them.

"Guarantee" means the guarantee and indemnity dated 17 July 2015 granted by the Parent in favour of the Security Agent.

"Hornet Credit Facility" means the secured loan agreement dated 8 October 2014 (as amended and supplemented from time to time) made between Baltic Hornet Limited as borrower, the banks listed in schedule 1 thereto as lenders, AMRO Capital USA LLC, as MLA, agent and security agent, ABN AMRO Bank N.V. Singapore Branch, as Sinosure Agent and ABN AMRO Bank N.V., as swap provider.

"Insolvency Proceedings" means any bankruptcy, liquidation, reconstruction, winding up, dissolution, administration or reorganisation of any Group Member, or any of such Group Member's assets or a composition, compromise, assignment or arrangement with any creditor of any Group Member or any suspension of payments or moratorium of any indebtedness of any such Group Member, or any other insolvency proceedings or any analogous procedure or step in any jurisdiction (including the appointment of any liquidator, receiver, administrator, trustee or similar officer), including but not limited to, any chapter 11 cases in the United States of America.

"Liability" means any and all Financial Indebtedness of any Group Member in excess of $5,000,000.

"Other Credit Agreements" means any agreement entered into by any Group Member relating to Financial Indebtedness.

"Parent" means Genco Shipping & Trading Limited, a company incorporated under the laws of the Marshall Islands with its principal place of business at 299 Park Avenue, 12th Floor, New York, New York 10171.

"Termination Event" shall have the meaning given to it in paragraph 5.1 below.

1.2         All other terms and expressions used in this letter shall have the same meaning given to them in the Loan Agreement.

1.3         This letter is designated as a Finance Document.

1.4        This letter replaces the waiver letter dated 9 August 2016 in respect of the Loan Agreement, entered into between the Agent, the Borrower, the Parent, Baltic Hornet Limited and Baltic Trading Limited.

2           Request

2.1        We refer to the Loan Agreement and to your request for a waiver of compliance with clause 10.14 (Additional Security) of the Loan Agreement pursuant to which the aggregate Fair Market Value of the Vessel and the Other Vessel (as determined in accordance with clause 10.15 (Fair Market Value determination) of the Loan Agreement) and the value of additional security being provided to the Security Agent is more than 135% of the aggregate of (i) the amount of the Loan then outstanding and (ii) the amount of the Other Loan outstanding, for the period commencing on 30 June 2016 through and including 11:59 p.m. (New York City time) on 15 October 2016 (the "Waiver Period").

2.2        We further refer to the Loan Agreement and the Guarantee and to your request (the "Request") to amend the provisions contained in sub-paragraph (b) (v) of the definition of "Change of Control in the Loan Agreement and sub-paragraph (A)(e) of the definition of “Change of Control” in the Guarantee to clarify certain exclusions relating to Apollo Global Management LLC, Centerbridge Partners L.P. and/or Strategic Value Partners, LLC and/or entities affiliated with any of them, communicating with the Parent or among themselves or entering into agreements with the Parent or among themselves with respect to the acquiring, holding, voting or disposing of shares of the capital stock of the Parent.

3          Waiver and Conditions

We hereby agree to waive (the "Waiver") your compliance with and any breach of clause 10.14 (Additional Security) of the Loan Agreement during the Waiver Period, subject to the following conditions being satisfied:

(a)         the Waiver shall apply only in relation to the Waiver Period; and

(b)         on the date of this letter, you provide us with a copy (with an original to follow) of a certificate from a duly authorised officer of each Security Party confirming that none of the documents delivered to the Agent pursuant to section 1 (Security Parties) of Part I of Schedule 2 (Conditions Precedent) of the Loan Agreement, have been amended or modified in any way since the date of their delivery to the Agent, or copies, certified by a duly authorised officer of the Security Party in question as true, complete, accurate and neither amended nor revoked, of any which have been amended or modified.

4           Amendments to Loan Agreement (the "Amendments")

4.1        In consideration of the agreement of the Agent (acting on the instructions of the Majority Lenders) to the Request, it is hereby agreed that from 30 June

2016 until the Final Maturity Date the following amendments shall be made to the Loan Agreement and the Guarantee (as applicable):

(a)          The following definition shall be inserted in clause 1.1 (Definitions and Interpretation) of the Loan Agreement and in clause 1.1 (Definition and Interpretation) of the Guarantee in alphabetical order:

""Co-ordinated Shareholder Action" means an event whereby Apollo Global Management LLC, Centerbridge Partners L.P. and/or Strategic Value Partners, LLC and/or entities affiliated with any of them, may communicate with the Parent or among themselves or may enter into agreements with the Parent or among themselves with respect to acquiring, holding, voting or disposing of shares of the capital stock of the Parent, which in turn may cause them to be considered a “group” as such term is used in Section 13(d)(3) of the U.S. Securities Exchange Act of 1934 that would beneficially own shares representing more than 30% of the outstanding voting or economic equity interests in the Parent.".

(b)          Sub-paragraph (b) (v) of the definition of "Change of Control" in the Loan Agreement shall be deleted in its entirety and replaced as follows:

"(v)        other than in the case of any Co-ordinated Shareholder Action, any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than one or more of the Permitted Holders, become the owner, directly or indirectly, beneficially or of record, of shares representing more than thirty per cent (30%) of the outstanding voting or economic equity interests of the New Guarantor; or".

(c)          Sub-paragraph (A) (e) of the definition of “Change of Control” in the Guarantee shall be deleted in its entirety and replaced as follows:

“(e)        other than in the case of any Co-ordinated Shareholder Action, any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than one or more of the Permitted Holders, becomes the owner, directly or indirectly, beneficially or of record, of shares representing more than thirty per cent (30%) of the outstanding voting or economic equity interests of the New Guarantor; or”.

4.2         Except as expressly amended pursuant to this letter all other terms and conditions of the Finance Documents shall remain in full force and effect and nothing contained in this letter shall relieve the Borrowers or any other Security Party from any of its respective obligations under any such documents.

4.3         Each of the Security Parties confirms that all of its respective obligations under or pursuant to each of the Security Documents to which it is a party remain in full force and effect, despite the amendments to the Loan Agreement and the

Guarantee made in this letter, as if all references in any of the Security Documents to the Loan Agreement are references to the Loan Agreement and the Guarantee as amended by this letter.

4.4         The definition of any term defined in any of the Security Documents shall, to the extent necessary, be modified to reflect the amendments to the Loan Agreement and the Guarantee made in or pursuant to this letter.

5            Termination of Waiver

5.1         The Waiver shall be revoked, shall become null and void ab initio (as if it were never executed) and shall cease to be in full force and effect automatically and with immediate effect if any event specified in paragraph 5.1(a) to (e) below occurs (each a "Termination Event"), unless such Termination Events are expressly waived by the Agent, acting on the instructions of the Majority Lenders, provided that notwithstanding the foregoing, the Amendments set forth in paragraph 4.1 of this letter shall not be subject to termination:

(a)          an Event of Default has occurred which has not been waived or forborne;

(b)          the occurrence of an event of default under any Other Credit Agreements which are not otherwise waived or forborne;

(c)          you are in breach of any of your obligations under this letter;

(d)          any creditor takes Enforcement Action against any Group Member and such Enforcement Action is triggered by or triggers an event of default (however described in any other agreement relating to Financial Indebtedness of such Group Member) which is not waived or forborne; or

(e)          any waivers or consent letters in relation to any Other Credit Agreements cease to be in full force and effect or any party thereto denies or disaffirms their obligations thereunder.

6            Finance Parties' Rights

6.1         Nothing in this letter shall prevent the Finance Parties from taking any Enforcement Action after the Waiver Period or after the Waiver ceases to apply in respect of any Event of Default which has occurred or may occur during the Waiver Period or which occurs or continues after the termination of the Waiver, regardless of whether such Event of Default occurred prior to or during the Waiver Period.  Accordingly, this letter shall not constitute any waiver by the Finance Parties of any breach or default by any Group Member and the Finance Parties reserve all rights in relation thereto (the "Reservation"), except as otherwise expressly set out in this letter and subject only to the terms of this letter.

6.2         Neither the passing of time nor any inaction, action, omission, statement or discussion by, or on the part of, any Finance Party in relation to all matters referred to above or any other matter arising under the Finance Documents shall be taken in any way as constituting a waiver of, or as prejudicing or limiting, any of the rights, powers or remedies which that Finance Party may now, or hereafter, have under and pursuant to the Finance Documents or otherwise.

6.3         The Reservation is made without prejudice to, and without intention of amending, clause 33 (Remedies and Waivers) of the Loan Agreement, the content of which is hereby expressly repeated and averred.

6.4         Nothing in this letter, any document or in any correspondence, meeting or discussion a Finance Party has had or may have with any Group Member in relation to (i) the matters related to the Waiver, (ii) any other Events of Default which occur or may occur after the date of this letter, (iii) the refinancing or restructuring of the Borrowers' Loan and other obligations under the Finance Documents or (iv) any other matters shall, except as otherwise expressly provided in this letter:

(a)          prejudice the position of the Finance Parties under the Finance Documents or be construed as a waiver of any Group Member's obligations under or pursuant to the Finance Document to which that Group Member is a party; or

(b)          be deemed to constitute an amendment or waiver of any provision of the Loan Agreement, the Guarantee or any other Finance Document or a commitment to amend, waive or restructure any provision in the Loan Agreement, the Guarantee or any other Finance Document.

Any such correspondence, meeting or discussion in each case shall be entirely without prejudice to the rights, powers and remedies of the Finance Parties under or in respect of the Loan Agreement, the Guarantee or any other Finance Document and all such rights, powers and remedies are expressly reserved.

7            Undertakings, Representations and Warranties

7.1          During the Waiver Period, you shall promptly notify us if:

(i)        a Termination Event occurs or is reasonably likely to occur; or

(ii)       any Enforcement Action is commenced against a Group Member.

7.2         During the Waiver Period you shall promptly notify us if any Group Member enters into any amendment or waiver in relation to any agreement in respect of any Financial Indebtedness of any Group Member and shall inform the Agent of the content of the amendment or waiver.

7.3         During the Waiver Period, the Borrower undertakes that except to the extent subject to the Waiver it will not use any actions taken by any Lender in connection with the Loan Agreement as a basis to assert any claims or defences of any kind or nature against any Lender in connection with its respective rights and remedies under any Finance Document, including without limitation any Lender’s rights to take enforcement actions, and the Borrower hereby waives any and all such claims or defences.

7.4         During the Waiver Period, the Borrower undertakes and acknowledges that the Lenders are entitled to receive, have received and may continue to receive information regarding the Group under or in connection with the Finance Documents. The Security Parties agree that nothing in this letter shall in any way impede, impair, limit or restrict any Lender’s rights to obtain and use such information in any manner and for any purpose permitted under the Finance Documents.

7.5         The Borrower hereby represents and warrants that (a) the representations and warranties of the Security Parties set forth in the each of the Finance Documents are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of such date except to the extent such representations and warranties specifically relate to an earlier date and (b) after giving effect to the Waiver and the Amendments, no event has occurred and is continuing which constitutes a default or Event of Default under any Finance Document or which could reasonably be expected to lead to an Event of Default.

7.6         The Security Parties affirm all of their obligations under each Finance Document as modified hereby and agree that this letter shall not operate to reduce or discharge their obligations under any Finance Document.

8            Continuing Security

You confirm that any Encumbrance created and/or any guarantee granted by the Security Parties in favour of any of the Finance Parties remains in full force and effect and is not in any way affected by this letter.

9            Counterparts and applicable law

9.1         This letter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this letter.

9.2         This letter and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

Please confirm your agreement to the terms of this letter by signing and returning a duplicate of this letter to us.

Yours faithfully

/s/ Urvashi Zutshi	/s/ Laurence Guguen
Urvashi Zutshi	Laurence Guguen
Managing Director	Executive Director

For and on behalf of

ABN AMRO Capital USA LLC

(as Agent acting on the instructions of the Majority Lenders)

Confirmed and agreed on 19 August 2016

for an on behalf of

/s/ Apostolos Zafolias
Baltic Wasp Limited
(as a Borrower)

/s/ Apostolos Zafolias
Genco Shipping & Trading Limited
(as Guarantor)

/s/ Apostolos Zafolias
Baltic Trading Limited
(as Pledgor)

/s/ Apostolos Zafolias
Baltic Hornet Limited
(as Other Borrower)